Exhibit 10.3

PC CONNECTION, INC.

By hand delivery

Mr. Robert F. Wilkins

215 General Miller Road

Peterborough, NH 03458

Dear Bob:

As we have discussed, your employment with PC Connection, Inc. (“PCC” or “the Company”) has terminated, effective as of March 30, 2006 (the “Separation Date”). The purpose of this letter is to confirm the agreement between you and the Company concerning your severance arrangements, as follows:

1.    Final Salary and Vacation Pay.    You acknowledge that you have received pay for all work you have performed for the Company during the current payroll period, to the extent not previously paid, as well as pay, at your final base rate of pay, for all vacation days you had earned, but not used, as of the Separation Date determined in accordance with Company policy and as reflected on the books of the Company.

2.    Severance Benefits.    In consideration of your acceptance of this Agreement and subject to your meeting in full your obligations under it and under the Employment Agreement between you and the Company dated December 23, 1995 (the “Employment Agreement”), the Company will provide you the following severance pay and benefits:

(a)    The Company will pay you your salary, at your final base rate of pay, for the period of 52 weeks following the Separation Date (the “Severance Pay Period”). Payments will made in the form of salary continuation and will begin on the next regular Company payday which is at least five business days following the later of the effective date of this Agreement or the date it is received by the Company. The first payment will be retroactive to the day following the Separation Date.

(b)    If you were enrolled in the Company’s medical and dental plans on the Separation Date, you may elect to continue your participation and that of your eligible dependents in those plans for a period of time under the federal law known as “COBRA.” If you do so by signing and returning the COBRA election form no later than the effective date of this Agreement, then, until the conclusion of the Severance Pay Period or, if earlier, until the date you begin new employment, the Company will contribute to the premium cost of your coverage and that of your eligible dependents under those plans at the same rate that it contributes to the premium cost of coverage of active employees and their eligible dependents. To be eligible for these Company premium contributions, however, you must pay the remainder of the premium cost by payroll deduction. You agree to notify the Company immediately if you begin new employment during the Severance Pay Period and to repay promptly any excess contributions made by the Company. After the Company’s contributions end, you may continue coverage for the remainder of the COBRA period, if any, by paying the full premium cost plus a small administrative fee.

3.    Withholding.    All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law and all other deductions authorized by you.

4.    Acknowledgement of Full Payment.    You acknowledge and agree that the payments provided

under paragraph 1 of this Agreement are in complete satisfaction of any and all compensation due to you from the Company, whether for services provided to the Company or otherwise, through the Separation Date and that, except as expressly provided under this Agreement, no further compensation is owed to you.

5.    Status of Employee Benefits, Paid Time Off and Stock Options.    Except as otherwise expressly provided in paragraph 2(b) of this Agreement, your participation in all employee benefit plans of the Company has ended as of the Separation Date, in accordance with the terms of those plans. You will not continue to earn vacation or other paid time off after the Separation Date. Your rights and obligations with respect to any stock options granted to you by the Company which had vested as of the Separation Date shall be governed by the applicable stock option plan.

6.    Confidentiality and Non-Disparagement.

(a)    You agree that you will continue to protect Confidential Information, as defined here, and that you will never, directly or indirectly, use or disclose it. As used in this agreement, “Confidential Information” means any and all information of the Company that is not generally known to others with whom it competes or does business or with whom it plans to compete or do business. Confidential Information also includes all information received by the Company from customers or other third parties with any understanding, express or implied, that the information would not be disclosed.

(b)    You agree that you will not disclose this Agreement or any of its terms or provisions, directly or by implication, except to members of your immediate family and to your legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to others. You also agree that, during the Severance Pay Period and thereafter, you will not disparage or criticize the Company, its business, its management or its products, and that you will not otherwise do or say anything that could disrupt the good morale of Company employees or harm its interests or reputation.

7.    Return of Company Documents and Other Property.    In signing this Agreement, you represent and warrant that you have returned to the Company any and all documents, materials and information (whether in hardcopy, on electronic media or otherwise) related to Company business (whether present or otherwise) and all keys, access cards, credit cards, computer hardware and software, telephones and telephone-related equipment and all other property of the Company in your possession or control, with the exception of the computer equipment previously furnished to you by the Company which the Company has agreed that, purged of any software licensed to the Company, you may retain. Further, you represent and warrant that you have not retained any copy or derivative of any Company documents, materials or information (whether in hardcopy, on electronic media or otherwise). Recognizing that your employment with the Company has ended, you agree that you will not, for any purpose, attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system. Further, you acknowledge that you have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which you have password-protected on any of its computer equipment or on its computer network or system.

8.    Employee Cooperation.    You agree to cooperate with the Company hereafter with respect to all matters arising during or related to your employment, including but not limited to all matters in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. The Company will reimburse your out-of-pocket expenses incurred in complying with Company requests hereunder, provided such expenses are authorized by the Company in advance.

9.    Release of Claims.

(a)    In exchange for the special severance pay and benefits provided you under this Agreement, to which you would not otherwise be entitled, on your own behalf and that of your heirs, executors, administrators, beneficiaries, personal representatives and assigns, you agree that this Agreement shall be in complete and final settlement of any and all causes of action, rights or claims, whether known or unknown, that you have had in the past, now have, or might now have, in any way related to, connected with or arising out of your employment or its termination or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of New Hampshire and any other states in which you have provided services to the Company or any other federal, state or local law, regulation or other requirement and you hereby release and forever discharge the Company and its subsidiaries and other affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all such causes of action, rights or claims.

(b)    This Agreement, including the release of claims set forth the paragraph immediately above, creates legally binding obligations and the Company therefore advises you to consult an attorney before signing this Agreement. In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms; that you have had sufficient opportunity, before signing this Agreement, to consider its terms and to consult with an attorney, if you wished to do so, or to consult with any other of those persons to whom reference is made in the first sentence of paragraph 6[b] above; and that, in signing this Agreement, you have not relied on any promises or representations, express or implied, that are not set forth expressly in this Agreement.

10.    Miscellaneous.

(a)    This Agreement constitutes the entire agreement between you and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to your employment, its termination and all related matters, excluding only the Employment Agreement, and your obligations with respect to the securities of the Company, all of which shall remain in full force and effect in accordance with their terms.

(b)    This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and the Chief Executive Officer of the Company or his/her expressly authorized designee. The captions and headings in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

(c)    The obligation of the Company to make payments to you or on your behalf under this Agreement is expressly conditioned upon your continued full performance of your obligations under this Agreement, and the Employment Agreement.

If the terms of this Agreement are acceptable to you, please sign, date and return it to me within twenty-one days of the date you receive it. You may revoke this Agreement at any time during the seven-day period immediately following the date of your signing. If you do not revoke it, then, at the expiration of that seven-day period, this letter will take effect as a legally-binding agreement between you and the Company on the basis set forth above. The enclosed copy of this letter, which you should also sign and date, is for your records.

Sincerely,
PC CONNECTION, INC.

By:	/s/ Bradley Mousseau 3/30/2006
Bradley Mousseau
Sr. Vice President of Human Resources

Accepted and agreed:

Signature: /s/ Robert Wilkins
Robert F. Wilkins

Date: March 30, 2006